================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(B), (C)AND (D) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13D-2(B)


                                 DYNACARE, INC.
                                 --------------
                                (NAME OF ISSUER)


                                  COMMON SHARES
                                  -------------
                         (TITLE OF CLASS OF SECURITIES)


                                    267920205
                                    ---------
                                 (CUSIP NUMBER)


                                DECEMBER 31, 2000
                                -----------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13(d)-1 (b)

[ ] Rule 13(d)-1 (c)

[X] Rule 13(d)-1 (d)



                        (Continued on following page(s))
                              (Page 1 of 16 Pages)

================================================================================



NY2:\1013540\02\LQ1W02!.DOC\42741.0001

------------------------------ -------------------------------------           -----------------------------------------------------
CUSIP No.                      267920205                               13G                      Page 2 of 16 pages
------------------------------ -------------------------------------           -----------------------------------------------------
------------------------ ------------------------------------------- ---------------------------------------------------------------
           1             NAME OF REPORTING PERSON:                   ALBERT LATNER
                         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

------------------------ -------------------------------------------------------------------------------------- --------------------
           2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                            (A) [_]
                                                                                                                      (B) [ ]
------------------------ -----------------------------------------------------------------------------------------------------------
           3             SEC USE ONLY

------------------------ ------------------------------------------- ---------------------------------------------------------------
           4             CITIZENSHIP OR PLACE OF ORGANIZATION:       CANADA

------------------------------ ----- ----------------------------------------- -----------------------------------------------------
          NUMBER OF             5    SOLE VOTING POWER:                        544,504
           SHARES
                               ----- ----------------------------------------- -----------------------------------------------------
        BENEFICIALLY            6    SHARED VOTING POWER:                      3,628,829
          OWNED BY
                               ----- ----------------------------------------- -----------------------------------------------------
            EACH                7    SOLE DISPOSITIVE POWER:                   544,504
          REPORTING
                               ----- ----------------------------------------- -----------------------------------------------------
         PERSON WITH            8    SHARED DISPOSITIVE POWER:                 3,628,829

------------------------ ----------------------------------------------------- -----------------------------------------------------
           9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING      4,173,333
                         PERSON:

------------------------ -------------------------------------------------------------------------------------- --------------------
          10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:                          [_]

------------------------ -------------------------------------------------------------------------------------- --------------------
          11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                     22.76%

------------------------ ------------------------------------------- ---------------------------------------------------------------
          12             TYPE OF REPORTING PERSON:                   IN

------------------------ ------------------------------------------- ---------------------------------------------------------------


------------------------------ -------------------------------------           -----------------------------------------------------
CUSIP No.                      267920205                               13G                      Page 3 of 16 pages
------------------------------ -------------------------------------           -----------------------------------------------------

------------------------ ------------------------------------------- ---------------------------------------------------------------
           1             NAME OF REPORTING PERSON:
                         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:    EPLCO HOLDINGS LTD.

------------------------ -------------------------------------------------------------------------------------- --------------------
           2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                            (A) [_]
                                                                                                                      (B) [ ]
------------------------ -----------------------------------------------------------------------------------------------------------
           3             SEC USE ONLY

------------------------ ------------------------------------------- ---------------------------------------------------------------
           4             CITIZENSHIP OR PLACE OF ORGANIZATION:       ONTARIO

------------------------------ ----- ----------------------------------------- -----------------------------------------------------
          NUMBER OF             5    SOLE VOTING POWER:                        0
           SHARES
                               ----- ----------------------------------------- -----------------------------------------------------
        BENEFICIALLY            6    SHARED VOTING POWER:                      344,802
          OWNED BY
                               ----- ----------------------------------------- -----------------------------------------------------
            EACH                7    SOLE DISPOSITIVE POWER:                   0
          REPORTING
                               ----- ----------------------------------------- -----------------------------------------------------
         PERSON WITH            8    SHARED DISPOSITIVE POWER:                 344,802

------------------------ ----------------------------------------------------- -----------------------------------------------------
           9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING      344,802
                         PERSON:

------------------------ -------------------------------------------------------------------------------------- --------------------
          10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:                          [_]

------------------------ -------------------------------------------------------------------------------------- --------------------
          11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                     1.88%

------------------------ ------------------------------------------- ---------------------------------------------------------------
          12             TYPE OF REPORTING PERSON:                   CO

------------------------ ------------------------------------------- ---------------------------------------------------------------


------------------------------ -------------------------------------           -----------------------------------------------------
CUSIP No.                      267920205                               13G                      Page 4 of 16 pages
------------------------------ -------------------------------------           -----------------------------------------------------

------------------------ ------------------------------------------- ---------------------------------------------------------------
           1             NAME OF REPORTING PERSON:
                         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:    857501 ONTARIO LIMITED
------------------------ -------------------------------------------------------------------------------------- --------------------
           2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                            (A) [_]
                                                                                                                      (B) [ ]
------------------------ -----------------------------------------------------------------------------------------------------------
           3             SEC USE ONLY

------------------------ ------------------------------------------- ---------------------------------------------------------------
           4             CITIZENSHIP OR PLACE OF ORGANIZATION:       ONTARIO

------------------------------ ----- ----------------------------------------- -----------------------------------------------------
          NUMBER OF             5    SOLE VOTING POWER:                        0
           SHARES
                               ----- ----------------------------------------- -----------------------------------------------------
        BENEFICIALLY            6    SHARED VOTING POWER:                      115,459
          OWNED BY
                               ----- ----------------------------------------- -----------------------------------------------------
            EACH                7    SOLE DISPOSITIVE POWER:                   0
          REPORTING
                               ----- ----------------------------------------- -----------------------------------------------------
         PERSON WITH            8    SHARED DISPOSITIVE POWER:                 115,459

------------------------ ----------------------------------------------------- -----------------------------------------------------
           9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING      115,459
                         PERSON:

------------------------ -------------------------------------------------------------------------------------- --------------------
          10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:                          [_]

------------------------ -------------------------------------------------------------------------------------- --------------------
          11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                     0.63%

------------------------ ------------------------------------------- ---------------------------------------------------------------
          12             TYPE OF REPORTING PERSON:                   C0

------------------------ ------------------------------------------- ---------------------------------------------------------------


------------------------------ -------------------------------------           -----------------------------------------------------
CUSIP No.                      267920205                               13G                      Page 5 of 16 pages
------------------------------ -------------------------------------           -----------------------------------------------------

------------------------ ------------------------------------------- ---------------------------------------------------------------
           1             NAME OF REPORTING PERSON:
                         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:    SDLCO HOLDINGS LTD.

------------------------ -------------------------------------------------------------------------------------- --------------------
           2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                            (a) [_]
                                                                                                                      (b) [ ]
------------------------ -----------------------------------------------------------------------------------------------------------
           3             SEC USE ONLY

------------------------ ------------------------------------------- ---------------------------------------------------------------
           4             CITIZENSHIP OR PLACE OF ORGANIZATION:       ONTARIO

------------------------------ ----- ----------------------------------------- -----------------------------------------------------
          NUMBER OF             5    SOLE VOTING POWER:                        0
           SHARES
                               ----- ----------------------------------------- -----------------------------------------------------
        BENEFICIALLY            6    SHARED VOTING POWER:                      949,207
          OWNED BY
                               ----- ----------------------------------------- -----------------------------------------------------
            EACH                7    SOLE DISPOSITIVE POWER:                   0
          REPORTING
                               ----- ----------------------------------------- -----------------------------------------------------
         PERSON WITH            8    SHARED DISPOSITIVE POWER:                 949,207

------------------------ ----------------------------------------------------- -----------------------------------------------------
           9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING      949,207
                         PERSON:

------------------------ -------------------------------------------------------------------------------------- --------------------
          10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:                          [_]

------------------------ -------------------------------------------------------------------------------------- --------------------
          11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                     5.18%

------------------------ ------------------------------------------- ---------------------------------------------------------------
          12             TYPE OF REPORTING PERSON:                   CO

------------------------ ------------------------------------------- ---------------------------------------------------------------


------------------------------ -------------------------------------           -----------------------------------------------------
CUSIP No.                      267920205                               13G                      Page 6 of 16 pages
------------------------------ -------------------------------------           -----------------------------------------------------

------------------------ ------------------------------------------- ---------------------------------------------------------------
           1             NAME OF REPORTING PERSON:
                         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:    MELCO HOLDINGS CORP.

------------------------ -------------------------------------------------------------------------------------- --------------------
           2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                            (a) [_]
                                                                                                                      (b) [ ]
------------------------ -----------------------------------------------------------------------------------------------------------
           3             SEC USE ONLY

------------------------ ------------------------------------------- ---------------------------------------------------------------
           4             CITIZENSHIP OR PLACE OF ORGANIZATION:       ONTARIO

------------------------------ ----- ----------------------------------------- -----------------------------------------------------
          NUMBER OF             5    SOLE VOTING POWER:                        0
           SHARES
                               ----- ----------------------------------------- -----------------------------------------------------
        BENEFICIALLY            6    SHARED VOTING POWER:                      958,566
          OWNED BY
                               ----- ----------------------------------------- -----------------------------------------------------
            EACH                7    SOLE DISPOSITIVE POWER:                   0
          REPORTING
                               ----- ----------------------------------------- -----------------------------------------------------
         PERSON WITH            8    SHARED DISPOSITIVE POWER:                 958,566

------------------------ ----------------------------------------------------- -----------------------------------------------------
           9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING      958,566
                         PERSON:

------------------------ -------------------------------------------------------------------------------------- --------------------
          10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:                          [_]

------------------------ -------------------------------------------------------------------------------------- --------------------
          11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                     5.22%

------------------------ ------------------------------------------- ---------------------------------------------------------------
          12             TYPE OF REPORTING PERSON:                   CO

------------------------ ------------------------------------------- ---------------------------------------------------------------


------------------------------ -------------------------------------           -----------------------------------------------------
CUSIP No.                      267920205                               13G                      Page 7 of 16 pages
------------------------------ -------------------------------------           -----------------------------------------------------

------------------------ ------------------------------------------- ---------------------------------------------------------------
           1             NAME OF REPORTING PERSON:
                         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:    AJLCO REALTY LIMITED

------------------------ -------------------------------------------------------------------------------------- --------------------
           2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                            (a) [_]
                                                                                                                      (b) [ ]
------------------------ -----------------------------------------------------------------------------------------------------------
           3             SEC USE ONLY

------------------------ ------------------------------------------- ---------------------------------------------------------------
           4             CITIZENSHIP OR PLACE OF ORGANIZATION:       ONTARIO

------------------------------ ----- ----------------------------------------- -----------------------------------------------------
          NUMBER OF             5    SOLE VOTING POWER:                        0
           SHARES
                               ----- ----------------------------------------- -----------------------------------------------------
        BENEFICIALLY            6    SHARED VOTING POWER:                      294,448
          OWNED BY
                               ----- ----------------------------------------- -----------------------------------------------------
            EACH                7    SOLE DISPOSITIVE POWER:                   0
          REPORTING
                               ----- ----------------------------------------- -----------------------------------------------------
         PERSON WITH            8    SHARED DISPOSITIVE POWER:                 294,448

------------------------ ----------------------------------------------------- -----------------------------------------------------
           9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING      294,448
                         PERSON:

------------------------ -------------------------------------------------------------------------------------- --------------------
          10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:                          [_]

------------------------ -------------------------------------------------------------------------------------- --------------------
          11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                     1.61%

------------------------ ------------------------------------------- ---------------------------------------------------------------
          12             TYPE OF REPORTING PERSON:                   CO

------------------------ ------------------------------------------- ---------------------------------------------------------------



------------------------------ -------------------------------------           -----------------------------------------------------
CUSIP No.                      267920205                               13G                      Page 8 of 16 pages
------------------------------ -------------------------------------           -----------------------------------------------------

------------------------ ------------------------------------------- ---------------------------------------------------------------
           1             NAME OF REPORTING PERSON:
                         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:    EPLCO REALTY GROUP LTD.

------------------------ -------------------------------------------------------------------------------------- --------------------
           2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                            (a) [_]
                                                                                                                      (b) [ ]
------------------------ -----------------------------------------------------------------------------------------------------------
           3             SEC USE ONLY

------------------------ ------------------------------------------- ---------------------------------------------------------------
           4             CITIZENSHIP OR PLACE OF ORGANIZATION:       ONTARIO

------------------------------ ----- ----------------------------------------- -----------------------------------------------------
          NUMBER OF             5    SOLE VOTING POWER:                        0
           SHARES
                               ----- ----------------------------------------- -----------------------------------------------------
        BENEFICIALLY            6    SHARED VOTING POWER:                      192,164
          OWNED BY
                               ----- ----------------------------------------- -----------------------------------------------------
            EACH                7    SOLE DISPOSITIVE POWER:                   0
          REPORTING
                               ----- ----------------------------------------- -----------------------------------------------------
         PERSON WITH            8    SHARED DISPOSITIVE POWER:                 192,164

------------------------ ----------------------------------------------------- -----------------------------------------------------
           9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING      192,164
                         PERSON:

------------------------ -------------------------------------------------------------------------------------- --------------------
          10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:                          [_]

------------------------ -------------------------------------------------------------------------------------- --------------------
          11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                     1.05%

------------------------ ------------------------------------------- ---------------------------------------------------------------
          12             TYPE OF REPORTING PERSON:                   CO

------------------------ ------------------------------------------- ---------------------------------------------------------------



------------------------------ -------------------------------------           -----------------------------------------------------
CUSIP No.                      267920205                               13G                      Page 9 of 16 pages
------------------------------ -------------------------------------           -----------------------------------------------------

------------------------ ------------------------------------------- ---------------------------------------------------------------
           1             NAME OF REPORTING PERSON:
                         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:    JILCO HOLDINGS LTD.

------------------------ -------------------------------------------------------------------------------------- --------------------
           2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                            (a) [_]
                                                                                                                      (b) [ ]
------------------------ -----------------------------------------------------------------------------------------------------------
           3             SEC USE ONLY

------------------------ ------------------------------------------- ---------------------------------------------------------------
           4             CITIZENSHIP OR PLACE OF ORGANIZATION:       ONTARIO

------------------------------ ----- ----------------------------------------- -----------------------------------------------------
          NUMBER OF             5    SOLE VOTING POWER:                        0
           SHARES
                               ----- ----------------------------------------- -----------------------------------------------------
        BENEFICIALLY            6    SHARED VOTING POWER:                      774,183
          OWNED BY
                               ----- ----------------------------------------- -----------------------------------------------------
            EACH                7    SOLE DISPOSITIVE POWER:                   0
          REPORTING
                               ----- ----------------------------------------- -----------------------------------------------------
         PERSON WITH            8    SHARED DISPOSITIVE POWER:                 774,183

------------------------ ----------------------------------------------------- -----------------------------------------------------
           9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING      774,183
                         PERSON:

------------------------ -------------------------------------------------------------------------------------- --------------------
          10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:                          [_]

------------------------ -------------------------------------------------------------------------------------- --------------------
          11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                     4.22%

------------------------ ------------------------------------------- ---------------------------------------------------------------
          12             TYPE OF REPORTING PERSON:                   CO

------------------------ ------------------------------------------- ---------------------------------------------------------------


ITEM 1

(a)      NAME OF ISSUER:  Dynacare, Inc.

(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           20 Eglinton Avenue West
                           Suite 1600
                           Toronto, Ontario M4R 2H1
                           Canada

ITEM 2

(a)      NAME OF PERSON FILING:

                           See Item 1 of the cover pages attached hereto.

(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                           The principal business address for each of the Reporting Persons is

                           20 Eglinton Avenue West, Suite 1600, Toronto, Ontario M4R 2H1, Canada.


(c)      CITIZENSHIP:

                           See Item 4 of the cover pages attached hereto

(d)      TITLE OF CLASS OF SECURITIES:

                           Common Shares

(e)      CUSIP NUMBER:

                           267920205

ITEM 3

                  Not applicable.

ITEM 4            OWNERSHIP.

         (a)      Amount Beneficially Owned:

                  See Item 9 of the cover pages attached hereto.

         (b)      Percent of Class:

                  See Item 11 of the cover pages attached hereto.

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote

                           See Item 5 of the cover pages attached hereto.

                  (ii)     Shared power to vote or to direct the vote

                           See Item 6 of the cover pages attached hereto and below.

                  (iii)    Sole power to dispose or to direct the disposition of

                           See Item 7 of the cover pages attached hereto.

                  (iv) Shared power to dispose or to direct the disposition of

                           See Item 8 of the cover pages attached hereto and below.

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                           Not applicable.

ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                           Not applicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                           Not applicable.

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Albert Latner directly owns 336,694 Common Shares and has the right to acquire 207,810 Common Shares through the exercise of stock options. Mr. Latner possesses voting control of each of EPLCO Holdings Ltd., 857501 Ontario Limited, SDLCO Holdings Ltd., MELCO Holdings Corp., AJLCO Realty Limited, EPLCO Realty Group Ltd., and JILCO Holdings Ltd.

ITEM 9            NOTICE OF DISSOLUTION OF GROUP.

                           Not applicable.

ITEM 10           CERTIFICATION.

                           Not applicable.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 13, 2001

                                   /s/ Albert Latner
                                   -----------------------------------------
                                   ALBERT LATNER



                                   EPLCO HOLDINGS LTD.

                                   By:/s/ Albert Latner
                                      --------------------------------------
                                      Name: Albert Latner
                                      Title: Director



                                   857501 ONTARIO LIMITED

                                   By:/s/ Albert Latner
                                      --------------------------------------
                                      Name: Albert Latner
                                      Title: Director



                                   SDLCO HOLDINGS LTD.

                                   By:/s/ Albert Latner
                                      --------------------------------------
                                      Name: Albert Latner
                                      Title: Director



                                   MELCO HOLDINGS CORP.

                                   By:/s/ Albert Latner
                                      --------------------------------------
                                      Name: Albert Latner
                                      Title: Director

                                   AJLCO REALTY LIMITED

                                   By:/s/ Albert Latner
                                      --------------------------------------
                                      Name: Albert Latner
                                      Title: Director



                                   EPLCO REALTY GROUP LTD.

                                   By:/s/ Albert Latner
                                      --------------------------------------
                                      Name: Albert Latner
                                      Title: Director



                                   JILCO HOLDINGS LTD.

                                   By:/s/ Albert Latner
                                      --------------------------------------
                                      Name: Albert Latner
                                      Title: Director

                                  EXHIBIT INDEX

Exhibit No.                            Document                        Page No.
-----------                            --------                        --------
     1              Joint Filing Agreement, dated February 13,            15
                    2001, among the Reporting Persons to file joint statement on Schedule 13G.